Exhibit 99.1

NEWS RELEASE

Contact:
Bobbi J. Roberts Vice President, Investor Relations Saxon Capital, Inc. 804.967.7879 InvestorRelations@saxonmtg.com

For Immediate Release

      Saxon Capital, Inc. Announces Pricing of Common Stock Offering of Saxon REIT

        17,000,000 shares of common stock of Saxon REIT to be sold at $22.75 per share.

GLEN ALLEN, VA. (September 20, 2004) – Saxon Capital, Inc. (“Saxon”) (NASDAQ: SAXN), a residential mortgage lending and servicing company, today is announcing the pricing of the initial public offering of the common stock of Saxon REIT, Inc. (“Saxon REIT”). 17.0 million shares of Saxon REIT common stock will be sold at $22.75 per share, raising $386.8 million in gross proceeds. In addition, the underwriters have been granted a 30-day option to purchase up to 2.55 million additional shares of Saxon REIT common stock at the initial public offering price, less underwriting discounts, solely to cover over-allotments, if any. The offering is scheduled to close on September 24, 2004.

Friedman, Billings, Ramsey & Co., Inc. is the sole book runner and lead manager of the offering. Credit Suisse First Boston LLC, J.P. Morgan Securities, Inc., and Jefferies & Company, Inc. are co-managers.

Copies of the final prospectus relating to these securities may be obtained from the office of Friedman, Billings, Ramsey & Co. Inc., 1001 19th Street North, Arlington, VA 22209.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offering of these securities will be made solely by means of a prospectus. Completion of the offering is subject to satisfaction of certain customary conditions.

About Saxon

Saxon is a residential mortgage lender and servicer that originates, purchases, securitizes and services real property secured mortgages. Saxon is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchase loans in 49 states, through its network of approximately 4,000 brokers, 400 correspondents, and 25 retail branches. As of June 30, 2004, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $11.4 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements

Statements in this news release reflecting our future, plans and strategies, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty, which could affect our future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from our plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan origination growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of September 20, 2004. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.